October 22, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

                  Re:  United Refining Company

Gentlemen:

                  We have acted as counsel to United Refining Company, a Pennsylvania corporation, and its subsidiaries (the "Company"), in connection with the proposed exchange by the Company of up to $200,000,000 aggregate principal amount 10 3/4% Senior Notes Due 2007 (the "New Notes") in exchange for its outstanding of its 10 3/4% Senior Notes Due 2007 (the "Original Notes") upon the terms and conditions set forth in the Company's Registration Statement No. 333-35083.

                  We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Company and have made such other inquiries of law and fact as we have deemed necessary or relevant as the basis of our opinion hereinafter expressed.

                  Based on the foregoing, we are of the opinion that the New Notes when issued in exchange for the Original Notes, in accordance with the terms of the exchange offer described in the Registration Statement, will be duly authorized, validly issued and binding obligations of the Company entitled to the benefits of the instruments under which the New Notes will be issued.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "LEGAL MATTERS" in the Prospectus forming a part of the Registration Statement.

                                         Very truly yours,

                                         LOWENTHAL, LANDAU, FISCHER &
                                          BRING, P.C.



                                         By: /s/ Jay Weil
                                             ---------------------
                                             Jay Weil